Exhibit 2.01


                            ARTICLES OF INCORPORATION

Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

1.       The name of the corporation is CardGuard International, Inc.

2. The number of shares the corporation is authorized to issue is five million (5,000,000).

         a.       All of one class, designated as common stock

3. The street address and county of the initial registered office of the corporation is

         3020 Pickett Road, Suite 427-784
         Durham, North Carolina 27705                          Durham County

4.       The mailing address of the initial registered office is the same.

5.       The name of the initial registered agent is Matthew D. Heller.

6.       The corporation adopts the following additional provision:

               Pursuant to G.S. 55-2-02(b)(3), and subject only to the limitations set out therein and elsewhere in North Carolina law, no Director of CardGuard International Inc. shall incur any personal liability arising out of an action whether by or in the rights of the corporation or otherwise for monetary damages for breach of any duty as Director.

7.       The name and address of the incorporator is:

         Matthew D. Heller
         1012 Burch Avenue
         Durham, North Carolina 27701

8.       These articles will be effective upon filing.

This the sixteenth day of March, 1994.



                                          /s/  Matthew D. Heller
                                      -------------------------------
                                      Matthew D. Heller, Incorporator

                            ARTICLES OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                          CARDGUARD INTERNATIONAL, INC.

         Pursuant to Section 55-10-05 of the North Carolina General Statutes, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.       The name of the corporation is CARDGUARD INTERNATIONAL, INC.

2. The following amendment to the Articles of Incorporation of the corporation was approved by the sole director of the corporation prior to the issuance of any shares of the authorized capital stock of the corporation in the manner required by Chapter 55 of the North Carolina General Statutes on March 17, 1994:

         Article 2 shall be deleted in its entirety and the following substituted in lieu thereof.

               "The number of shares the corporation is authorized to issue is Fifty Million (50,000,000) at no par value per share."

This the 6th day of November, 1996.
                                              CARDGUARD INTERNATIONAL, INC.



                                              By: /s/ William F. Lane
                                                  -------------------------
                                                  William F. Lane
                                                  Sole Director

                            ARTICLES OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                          CARDGUARD INTERNATIONAL, INC.


         Pursuant to Section 55-10-06 of the North Carolina General Statutes, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.       The name of the corporation is CARDGUARD INTERNATIONAL, INC.

2. The following amendment to the Articles of Incorporation of the corporation were approved by the shareholders of the corporation in the manner required by Chapter 55 of the North Carolina General Statutes on December 31, 1996:

                  Article 6 shall be deleted in its entirety and the following substituted in lieu thereof.

                           "No director of the corporation shall have personal
                  liability arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty as a director; provided, however, that the foregoing shall not limit or eliminate the personal liability of a director with respect to (i) acts or omissions that such director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any liability under Section 55-8-33 of the North Carolina General Statutes or any successor provision,
                  (iii) any transaction from which such director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date of the effectiveness of this Article. As used in this Article, the term "improper personal benefit" does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his or her services as a director, officer, employee, independent contractor, attorney, or consultant of the corporation.

                           Furthermore, notwithstanding the foregoing provision,
                  in the event that Section 55-2-02 or any other provision of the North Carolina General Statutes is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the corporation's directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

                           This Article shall not affect a provision permitted
                  under the North Carolina General Statutes in the articles of incorporation, bylaws or contract or resolution of the corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this Article shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification."

3. The foregoing amendment does not provide for the exchange, reclassification or cancellation of any issued shares.

This the 31st day of December, 1996.

                                               CARDGUARD INTERNATIONAL, INC.



                                               By: /s/   William F. Lane
                                                   --------------------------
                                                   William F. Lane
                                                   President

                              ARTICLES OF AMENDMENT
                                       OF
                          CARDGUARD INTERNATIONAL, INC.

         The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its articles of incorporation:

1.       The name of the corporation is CardGuard International, Inc.

2. The following amendment to the articles of incorporation of the corporation was adopted by its shareholders on the 22nd day of July, 1998, in the manner prescribed by law:

               To change the name of the corporation to ID TECHNOLOGIES CORPORATION

This the 22nd of July, 1998.


                                         CARDGUARD INTERNATIONAL, INC.

                                         By: /s/ William F. Lane
                                             ------------------------------
                                             William F. Lane, President and
                                             Chairman of the Board

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                           ID TECHNOLOGIES CORPORATION

         Pursuant to North Carolina General Statutes Section 55-10-06, the undersigned corporation (the "CORPORATION") hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

         (1)      The name of the Corporation is ID Technologies Corporation.

         (2) Article 2 of the Articles of Incorporation of the Corporation is deleted, and a new Article 2 is adopted, which reads as follows:

                                   "ARTICLE 2

                           CAPITAL STOCK; PREFERENCES

                  A. The number of shares the Corporation is authorized to issue is Fifty Million (50,000,000), of which (i) Forty-Nine Million Seven Hundred Thousand (49,700,000) shares shall be designated as Common stock (the "COMMON STOCK"), and (ii) Three Hundred Thousand (300,000) shares shall be designated as Series A Preferred stock (the "SERIES A PREFERRED STOCK"). The Series A Preferred Stock is hereinafter sometimes referred to as the "PREFERRED STOCK." The shares of Common Stock shall have no par value per share. The shares of Series A Preferred Stock shall have a par value of $0.001 per share.

                  B. The preferences, limitations and relative rights relating to the Common Stock and the Series A Preferred Stock are as set forth below.

                  Unless otherwise indicated, all references to sections or subsections set forth in this Section B of Article 2 are deemed to refer to sections or subsections within this Section B of Article 2.

         1.       Dividends.

                  (a) Dividends on Series A Preferred Stock. The holders of Series A Preferred Stock shall be entitled to receive out of the assets of Corporation legally available therefor, dividends when, as and if declared by the Board of Directors of Corporation.

                  (b) Dividends On Common Stock. The holders of Common Stock shall be entitled to receive out of the assets of Corporation legally available therefor, dividends when, as and if declared by the Board of Directors of Corporation, PROVIDED, HOWEVER, that no dividend may be declared or paid by

         Corporation upon any share of Common Stock unless equivalent dividends are then declared and paid on the Series A Preferred Stock.

         2.       Liquidation Preference.

                  (a) Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of Corporation, either voluntary or involuntary (the "EVENT"), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to Two Dollars ($2.00) per share (as adjusted for any combination, consolidation, stock distributions or stock dividends with respect to such shares) plus all (or any) accrued but unpaid dividends on such shares (the "SERIES A LIQUIDATION PREFERENCE"). If upon the occurrence of such Event, the assets and funds to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the entire assets and funds of Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock based upon the number of shares of Series A Preferred Stock then held by them.

                  (b) Common Stock. In the event of any Event, and subject to the payment in full of the Series A Liquidation Preference, the entire remaining assets and funds of Corporation legally available for distribution shall be distributed ratably among the holders of Common Stock based upon the number of shares of Common Stock then held by them. For purposes of this subparagraph (b), the holders of the Series A Preferred Stock shall be considered holders of the number of shares of Common Stock as such holder would be entitled to receive if such shares of Series A Preferred Stock held by such holder were converted to Common Stock, as set forth in Section 4 herein.

                  (c) Consolidation, Merger, etc. A consolidation, merger of Corporation with or into any other corporation or corporations or other corporate reorganization in which Corporation is not the surviving entity (unless the stockholders of Corporation hold in excess of fifty percent (50%) of the voting power of the surviving corporation after such merger or reorganization), a transaction or series of related transactions in which in excess of fifty percent (50%) of Corporation's voting power is transferred to a third party (or group of affiliated third parties) who were not previously stockholders of Corporation, or a sale of all or substantially all of the assets of Corporation (unless the stockholders of Corporation hold in excess of fifty percent (50%) of the voting power of the purchasing entity), shall, at the option of the holders of a majority of the Series A Preferred Stock, be deemed to be a liquidation, dissolution or winding up within the meaning of this
         Section 2, and entitle the holders of Series A Preferred Stock and Common Stock to receive at the closing thereof in cash, securities (valued as provided in subsection 2(d) hereof) or other property amounts as specified in subsections 2(a) and 2(b) hereof.

                  (d) Valuation of Securities. Any securities to be delivered pursuant to this Section 2 shall be valued as follows:

                           1. Securities not subject to investment letter or
                  other similar restrictions on free marketability covered by subsection 2(d)2 hereof:

                                    (i) If traded on a securities exchange, the
                           value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) business days prior to the date of the Notice as defined in Section 2(e) below;

                                    (ii) If actively traded over-the-counter,
                           the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) days prior to the closing; and

                                    (iii) If there is no active public market,
                           the value shall be the fair market value thereof, as determined in good faith by either: (a) a majority of the Board of Directors, which majority shall include at least one (1) representative of the holders of the Series A Preferred Stock or (b) if a majority of the Board cannot reach consensus or the majority of the Board does not include at least one (1) representative of the holders of the Series A Preferred Stock, by an independent appraiser selected by a majority of the Board of Directors and approved by at least one (1) representative of the holders of the Series A Preferred Stock.

                           2. The method of valuation of securities subject to
                  investment letter or other restrictions on free marketability other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate shall be to make an appropriate discount from the market value determined as provided in clauses (i), (ii) or (iii) of subsection 2(d)1 hereof, to reflect the adjusted fair market value thereof.

                  (e) Notice. Written notice (the "NOTICE") of any such liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up) of Corporation within the meaning of this
         Section 2, which states the payment date, the place where said payments shall be made and the date on which Conversion Rights (as defined in Section 4 hereof) terminate as to such shares (which shall be not less than ten (10) days after the date of such Notice), shall be given by first class mail, postage prepaid, or by telecopy or facsimile, not less than twenty (20) days prior to the payment date stated therein, to the then holders of record of

         Series A Preferred Stock and Common Stock, such Notice to be addressed to each such holder at its address as shown on the records of Corporation.

         3.       Voting Rights.

                  (a)      Generally.

                           (i) Except as otherwise expressly provided herein or
                  as required by law, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted on the appropriate record date and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                           (ii) Each holder of Common Stock shall be entitled to
                  one vote per share of Common Stock owned by such holder.

                  (b) Quorum. Except as otherwise required by law, the presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock shall constitute a quorum.

         4. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                  (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (but prior to the date that Conversion Rights terminate as set forth in the liquidation Notice issued pursuant to Section 2(e), if any), at the office of Corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted shall be determined by dividing the Series A Conversion Value (as hereinafter defined) by the Series A Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. For purposes of this
         Section 4, the "SERIES A CONVERSION VALUE" is Two Dollars ($2.00) per share. The "SERIES A CONVERSION PRICE," before any adjustment is required pursuant to Section 4(d), shall be equal to the Series A Conversion Value.

                  (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price immediately upon the closing of the sale of Corporation's Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the "1933 ACT") (other than a registration relating solely to a transaction under Rule 145 under such Act or any successor rule thereto) in which (before deduction of underwriter commissions and selling expenses) the public offering price is equal to or exceeds Five Dollars ($5.00) per share of Common Stock (subject to adjustment for stock splits, reverse stock splits and other similar corporate reorganizations) and the gross proceeds to Corporation equal or exceed Fifteen Million Dollars ($15,000,000) (hereinafter, a "QUALIFIED PUBLIC OFFERING").

                  (c) Mechanics of Voluntary Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of Corporation or of any transfer agent for such stock, and shall give written notice to Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. Corporation shall, as soon as practicable thereafter and at its expense, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d)      Adjustments to Conversion Price for Diluting Issues.

                           1. Special Definitions. For purposes of this subsection 4(d), the following definitions apply:

                                    (i) "OPTIONS" shall mean rights, options, or
                           warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities, as hereinafter defined.

                                    (ii) "ORIGINAL ISSUE DATE" shall mean the
                           date on which the first share of Series A Preferred Stock was first issued.

                                    (iii) "CONVERTIBLE SECURITIES" shall mean
                           any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                    (iv) "ADDITIONAL SHARES OF COMMON STOCK"
                           shall mean all shares of Common Stock issued (or, pursuant to subsection 4(d)3. hereof, deemed to be issued) by Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                                            (1) upon conversion of shares of
                                    Series A Preferred Stock authorized herein;

                                            (2) to directors, officers,
                                    employees, advisors or consultants of
                                    Corporation pursuant to a plan or agreement approved by the Board of Directors of Corporation (the "MANAGEMENT OPTION POOL"), not to exceed One Million Three Hundred Eighty-Three Thousand One Hundred Forty-Eight (1,383,148) shares appropriately adjusted for any stock split, stock dividend or other recapitalization;

                                            (3) upon conversion of those certain
                                    convertible debentures to be issued by
                                    Corporation on September 24, 1999 in the aggregate original principal amount of Three Hundred Thousand Dollars ($300,000) (the "DEBENTURES");

                                            (4) upon exercise of those certain
                                    Stock Purchase Warrants to be issued by
                                    Corporation to the holders of Debentures on September 24, 1999 for the purchase of shares of Common Stock (the "WARRANTS")(the shares of Common Stock issued or issuable upon exercise of the Warrants are referred to herein as the "WARRANT SHARES");

                                            (5) by way of dividend or other
                                    distribution on shares excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (1), (2),
                                    (3), (4) or this clause (5).

                           2. No Adjustment of Conversion Price. No adjustment
                  in the Conversion Price of a particular share of Series A Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by Corporation is less than the respective Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series A Preferred Stock.

                           3. Deemed Issue of Additional Shares of Common Stock.
                  In the event Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date. In any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (i) no further adjustments in the respective
                           Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (ii) if such Options or Convertible
                           Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to Corporation or decrease in the number of Common Stock issuable, upon the exercise, conversion or exchange thereof, the respective Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (PROVIDED, HOWEVER, that no such adjustment of the respective Conversion Prices shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock);

                                    (iii) upon the expiration of any such
                           Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the respective Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                            (1) in the case of Convertible
                                    Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by Corporation upon such conversion or exchange, and

                                            (2) in the case of Options for
                                    Convertible Securities, only the Convertible
                                    Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by Corporation (determined pursuant to subsection 4(d)5. hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                    (iv) no readjustment pursuant to clauses (1)
                           or (2) above shall have the effect of increasing the respective Conversion Prices to an amount which exceeds the lower of (1) such Conversion Price on the original adjustment date, or (2) such Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                                    (v) in the case of any Options which expire
                           by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the respective Conversion Prices shall be made (except as to shares of Series A Preferred Stock converted in such period) until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (iii) above; and

                                    (vi) if any such record date shall have been
                           fixed and such Options or Convertible Securities are not issued on the date fixed thereof, the adjustment previously made in the respective Conversion Prices which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

                           4. Adjustment of Conversion Price Upon Issuance of
                  Additional Shares of Common Stock. In the event Corporation shall issue

                  Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 4(d)3. hereof) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A Conversion Price shall be reduced concurrently with such issue, to a price (calculated to the nearest cent) determined by the following formula:

                           CP' =  CP x  O + C
                                       -------
                                        O + AS
                  where:

                                    CP  = the Conversion Price prior to
                  adjustment

                                    CP' = the Conversion Price as so adjusted

                                    O = the number of shares of Common Stock
                  outstanding immediately prior to such issue (determined on a fully-diluted basis)

                                    C = the number of shares of Common Stock
                  which could be purchased at the Conversion Price prior to adjustment with the aggregate of the consideration received or deemed to be received by Corporation for the total number of Additional Shares of Common Stock so issued or deemed to be issued, and

                                    AS = the number of Additional Shares of
                  Common Stock so issued or deemed to be issued.

                           5. Determination of Consideration. For purposes of
                  this subsection 4(d), the consideration received by Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (A) Cash and Property: Such consideration
                           shall:

                                            (1) insofar as it consists of cash,
                                    be computed at the aggregate amount of cash received by Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                            (2) insofar as it consists of
                                    property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                            (3) in the event Additional Shares
                                    of Common Stock are issued together with other shares or securities or other assets of Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                                    (B) Options and Convertible Securities. The
                           consideration per share received by Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 4(d)3. relating to Options and Convertible Securities shall be determined by dividing:

                                            (1) the total amount, if any,
                                    received or receivable by Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) payable to Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                            (2) the maximum number of shares of
                                    Common Stock (as set forth in the
                                    instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           6. Adjustment for Combinations or Subdivisions of
                  Common Stock. In the event that Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the respective Conversion Prices in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

                           7. No Additional Adjustment Resulting from
                  Adjustments of Other Instruments. Notwithstanding any provision hereof, if an adjustment of any Conversion Price is made pursuant to this Section 4(d) (or any subsection hereof) and the event causing such adjustment also causes an adjustment to the purchase price, number of warrant shares or otherwise under any Warrants or a similar adjustment under any other instrument to which Corporation is a party, no additional adjustment under this Section 4(d) shall be made solely as a result of such adjustment(s) under the Warrants or such other instrument.

                  (e) Other Distributions. In the event Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of Corporation or any of its subsidiaries, other than Additional Shares of Common Stock, then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive, upon the conversion thereof, the securities of Corporation which they would have received had their stock been converted into Common Stock on the date of such event.

                  (f) No Impairment. Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

                  (g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this
         Section 4, Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by Corporation to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate of its chief financial officer setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

                  (h) Notices of Record Date. In the event of any taking by Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of retained earnings) or other distribution, any security or right convertible into or entitling the holder thereof to receive Additional Shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or and other securities or property, or to receive any other right, Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

                  (i) Issue Taxes. Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; PROVIDED, HOWEVER, that Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (j) Reservation of Stock Issuable Upon Conversion. Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Articles of Incorporation.

                  (k) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                  (l) Adjustments. In case of any reorganization or any reclassification of the capital stock of Corporation, any consolidation or merger of Corporation with or into another corporation or corporations or the conveyance of all or substantially all of the assets of Corporation to another corporation, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

                  (m) Satisfaction of Accrued But Unpaid Dividends. Prior to converting any shares of Series A Preferred Stock into Common Stock as provided herein, the holder thereof shall be entitled to receive payment in satisfaction of all accrued but unpaid dividends thereon as provided in Section 1(a).

                  (n) Notices. Any notice required by the provisions of this
         Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given upon confirmed transmission by facsimile or telecopy or five days after deposit in the United States mail, first class postage prepaid, and addressed to each holder of record at its address appearing on the books of Corporation. Notwithstanding the foregoing, if a stockholder to whom notice is to be given has an address of record which is outside of the United States, then any notice to such stockholder under this subsection 4(n) shall be deemed given upon confirmed transmission by facsimile or telecopy or ten days after deposit in the United States mail, first class postage prepaid, and addressed to such holder at its address appearing on the books of Corporation.

5.       Redemption.

                  (a) Optional Redemption. In the event that holders of at least fifty percent (50%) of the outstanding shares of Series A Preferred Stock, voting together as a single group on an as-converted basis, request in writing on or after the fifth (5th) anniversary of the Original Issue Date (as that term is defined in subsection 4(d)1.(ii) hereof) that their shares of Series A Preferred Stock be redeemed (the "REDEMPTION REQUEST"), Corporation shall, on a date within ninety (90) days of the Redemption Request (the "REDEMPTION DATE") commence the redemption of such number of shares of the Series A Preferred Stock as are specified in the Redemption Request, with any partial redemption of Series A Preferred Stock to be pro rata among the holders of Series A Preferred Stock. The Series A Preferred Stock shall have a redemption price for each share equal to the greater of (i) the fair market value of the Series A Preferred Stock (valued in accordance with Section 2(d) hereof) plus all accrued but unpaid dividends, or (ii) the Series A Liquidation Preference (the "REDEMPTION PRICE").

                  (b) Notice of Redemption. Corporation shall send to each holder of Series A Preferred Stock notice (the "REDEMPTION NOTICE") at least twenty (20) days prior to the Redemption Date, which shall specify the Redemption Date as to such shares.

                  (c) Payment. Corporation shall redeem such shares by paying the holders of the Series A Preferred Stock an amount equal to the Redemption Price, plus accrued interest thereon from the Redemption Date at the rate of eight percent (8%) per annum, in equal monthly installments over the thirty-six (36) months following the Redemption Date. Such payments shall be made out of funds legally available for redemption of Series A Preferred Stock, as determined by Corporation's independent auditors. The holders of the shares of Series A Preferred Stock shall remain shareholders with respect to such shares, and shall retain all rights as a shareholder (including without limitation Conversion Rights), until payment in full of the Redemption Price and accrued interest with respect thereto. Upon payment of the Redemption Price for a share of Series A Preferred Stock, and accrued interest with respect thereto, the holder of the share of Series A Preferred Stock shall surrender its certificate for such share of Series A Preferred Stock, and all rights with respect to such share shall terminate, whether or not said certificate have been surrendered.

         6.       Right of First Participation.

                  (a) Pro Rata Right. Corporation hereby grants to each holder of Series A Preferred Stock or Debentures (each hereinafter referred to in this Section 6 as "HOLDER"), the right of participation to purchase up to its pro rata share of all New Securities (as defined in Section 6
         (b) hereof) which Corporation may, from time to time, propose to sell and issue. A Holder's pro rata share, for purposes of this right of participation, is the ratio (A) the numerator of which is the number of shares of Common Stock held by such Holder or issuable to such Holder upon the conversion of Debentures and/or Series A Preferred Stock as of the date of Corporation's written notice pursuant to Section 6 (c) hereof, and (B) the denominator of which is the number of shares of Common Stock outstanding on a fully diluted basis. Each Holder shall have a right of over-allotment such that if any Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Holders may purchase the non-purchasing Holder's portion on a pro rata basis within five (5) days from the date such non-purchasing Holder fails to exercise its right. This right of participation shall be PARI PASSU with any right of participation granted by Corporation to any other person or entity prior to September 24, 1999. This right of participation shall be subject to the following provisions of this Section 6.

                  (b) New Securities. "NEW SECURITIES" shall mean any capital stock of Corporation, whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include (i) the sale by Corporation of Debentures in an aggregate original principal amount of Three Hundred Thousand Dollars ($300,000.00); (ii) securities (including Series A Stock or any other series of Preferred Stock) issuable upon conversion of or with respect to such Debentures described in item (i) above; (iii) securities issuable upon conversion of or with respect to Series A Preferred Stock or any other series of Preferred Stock; (iv) securities issued pursuant to the acquisition of another corporation by Corporation by merger, purchase of substantially all the assets or other reorganization whereby Corporation owns more than fifty percent (50%) of the voting power of such corporation; (v) up to One Million Three Hundred Eighty-Three Thousand One Hundred Forty-Eight (1,383,148) shares appropriately adjusted for any stock split, stock dividend or other recapitalization issued pursuant to the Management Option Pool (as defined in subsection 4(d)1.(iv)(2) hereof);
         (vi) securities issued pursuant to any stock dividend, stock split, combination or other reclassification by Corporation of any of its capital stock; or (vii) securities issued upon exercise of the Warrants.

                  (c) Required Notices. In the event Corporation proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, the price and the general terms upon which Corporation proposes to issue the same. Each such Holder shall have forty-five (45) days from the date of receipt of any such notice to agree to purchase the Holder's pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to Corporation and stating therein the quantity of New Securities to be purchased.

                  (d) Corporation's Right to Sell. In the event the Holders fail to exercise the right of participation as to all New Securities offered within said forty-five (45)-day period and after expiration of the five
         (5)-day period for exercise of the over-allotment provisions of this
         Section 6, Corporation shall have one hundred eighty (180) days thereafter to sell all such New Securities respecting which such Holder's right of participation hereunder was not exercised, at a price and upon general terms no more favorable in any material respect to the purchasers thereof than specified in Corporation's notice. In the event Corporation has not sold all such New Securities within said one hundred eighty (180)-day period, Corporation shall not thereafter issue or sell any New Securities, without first offering such securities to the Holders in the manner provided herein.

                  (e) Expiration of Right. The right of participation granted under this Section 6 shall not apply to, and shall expire upon, the closing of a Qualified Public Offering.

                  (f) Assignment. The right of participation set forth in this
         Section 6 is nonassignable, except that (a) such right is assignable by each Holder to any wholly-owned subsidiary or parent of, or to any corporation, entity or other person which is, within the meaning of the 1933 Act, controlling, controlled by or under common control with, such Holder, (b) such right is assignable between and among any of such Holders, and (c) such right is assignable in any Permitted Transfer (as hereinafter defined) by a Holder. A "PERMITTED TRANSFER" shall mean:
         (i) a transaction not involving a change in beneficial ownership; (ii) transactions involving distribution without consideration by a partnership to any of its partners, retired partners, or to the estate of any of its partners, or by a limited liability company to any of its members, retired members or to the estate of any of its members; (iii) transfers by an individual to a trust for the benefit of such individual or his family; (iv) transfers by gift, will or intestate succession to the spouse, lineal descendants or ancestors of any Holder or spouse of a Holder; or (v) transfers in connection with any transfer of shares of Registrable Securities.

         7. Board Members; Restrictions and Limitations Set Forth In Investor Rights Agreement.

                  Until the closing of a Qualified Public Offering, for as long as there remain outstanding any Debentures or any principal, accrued interest or other amounts owed thereunder, or at least Fifty Thousand (50,000) shares of Series A Preferred Stock or Common Stock issued upon conversion thereof (as adjusted for any combination, consolidation, stock distribution or stock dividend with respect to such shares), or at least Two Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (266,667) Warrant Shares (as adjusted for any combination, consolidation, stock distribution or stock dividend with respect to such shares):

                  (a) Board Membership. The authorized number of members of the Board of Directors of Corporation shall be five (5), to be nominated and elected as provided in the Investor Rights Agreement to be entered into between Corporation and all of its shareholders, dated September 24, 1999, as amended from time-to-time (the "INVESTOR RIGHTS AGREEMENT").

                  (b) Restrictions on Sale of Assets, Mergers, Dissolution, Etc. Corporation shall be subject to the restrictions on sale of assets, mergers, dissolution, reorganization, issuance of additional shares of stock, indebtedness, investments and other restrictions set forth in
         Section 3.3 of the Investor Rights Agreement, such restrictions being incorporated herein by this reference.

         8.       No Reissuance of Preferred Stock.

                  No share or shares of Preferred Stock acquired by Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as shares of

         Preferred Stock. All such shares shall be canceled and shall not be held as treasury shares.

                  (3) The amendments do not provide for the exchange, reclassification, or cancellation of issued shares.

                  (4) Shareholder approval of the amendments was obtained as required by Chapter 55 of the General Statutes of North Carolina.

                  (5) The date of adoption of each amendment was the 23rd day of August, 1999.

                  (6)      These Articles will be effective upon filing.

                  [THE NEXT PAGE IS THE SIGNATURE PAGE]

         This the 17th day of September, 1999.

                                          ID TECHNOLOGIES CORPORATION



                                          By: /s/ J. Phillips L. Johnston
                                             ----------------------------------
                                             J. Phillips L. Johnston, President